Prospectus Supplement
(To prospectus dated April 30, 2004)

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Hudson Highland Group, Inc.

183,587 Shares of Common Stock

        This prospectus supplement relates to 183,587 shares of our common stock, par value $.001 per share, that we issued, plus an indeterminate number of additional shares that we may later issue, to the equityholders of JMT Financial Partners LLC, a Colorado limited liability company (“JMT”), as part of the purchase price we have agreed to pay in connection with the acquisition of all of the outstanding equity interests in JMT. The additional shares may be issued after the acquisition to satisfy certain contingent obligations we may have to the JMT equityholders. We may also satisfy these contingent obligations in cash. We acquired all of the outstanding equity interests in JMT on June 2, 2004.

        This prospectus supplement and the related prospectus may be used to resell our shares only by persons who receive shares of our common stock in connection with the acquisition of JMT. None of these persons owns more than 1% of our total outstanding shares. We have not authorized any other person to use this prospectus or the related prospectus supplement in connection with resales of shares without our prior written consent.

        Our common stock is listed on The Nasdaq National Market under the symbol “HHGP.” On June 1, 2004, the closing sale price of our common stock was $28.77 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 2, 2004.